Exhibit 99.1

LeapFrog Reports First Quarter 2006 Financial Results

First Quarter Highlights

•	Net sales for the quarter were down 7%;

•	U.S. Consumer net sales were up 6%, International net sales down 31%, Education and Training net sales were down 24%;

•	Lower gross margins were partially offset by lower operating expenses, resulting in a net operating loss of $29.2 million for the first quarter of 2006, compared to a net operating loss of $29.1 million for the first quarter of 2005;

•	Loss per share for the first quarter of 2006 was $0.38 compared to loss of $0.32 per share in the first quarter of 2005;

•	Net cash provided by operating activities was $133 million, up $43 million from last year. Cash and short-term investments grew to $202 million at March 31, 2006 from $72 million at December 31, 2005 and $186 million at March 31, 2005.

Emeryville, Calif. – May 4, 2006 – LeapFrog Enterprises, Inc. (NYSE:LF) today reported financial results for the quarter ended March 31, 2006. For the quarter, the company recorded a net loss of $23.6 million, or ($0.38) per share compared to a net loss of $19.9 million, or ($0.32) per share for the first quarter of 2005.

“We continue to make progress in improving our business processes and are on schedule for our new product introductions,” commented Tom Kalinske, Chief Executive Officer. “We are investing in products and programs to strengthen the product line for the long-term. Towards that end, we will be increasing our research and development spending over 2005 levels to drive innovation, while continuing to provide marketing programs to support long-term growth.”

Financial Overview

Net sales for the first quarter of 2006 were $66.5 million, compared to $71.9 million, for the first quarter of 2005, down 7% on both a reported and constant-currency basis. Net sales declined in the International and Education and Training segments, partially offset by a net sales increase in our U.S. Consumer segment.

First quarter gross margin decreased by 1.3 percentage points to 37.3% in 2006 from 38.6% in the same period of 2005. An unfavorable segment mix and lower gross margin in the International segment contributed to the overall decline in gross margin. Selling, general and administrative expenses declined slightly due to $3 million of lower legal expenses than the first quarter of 2005 and the on-going benefits from the 2005 workforce reduction, partially offset by a $1.4 million increase in equity-based compensation. The increase in equity-based compensation was due in part to the adoption of Statement of Financial Accounting Standard No. 123 (R), Share-Based

###

Payment. Research and development expenses declined by $2.3 million due to the timing of expenditures.

The operating loss for the quarter was $29.2 million, compared to an operating loss of $29.1 million in the first quarter of 2005. Lower sales and gross margins were offset by reductions in operating expenses. The effective tax rate fell to 13.9% for the first quarter of 2006 from 29.5% for the first quarter of 2005. The decline in the tax rate was due to the benefits of foreign sourcing arrangements and the impact of research and development tax credits. As a result of the lower effective tax rate and resulting lower tax benefit, net loss increased to $23.6 million for the first quarter of 2006, compared to a net loss of $19.9 million for the first quarter of 2005.

Cash from operations was $133 million for the quarter, up $43 million from the first quarter last year. Reductions in accounts receivable, and to a lesser degree, inventories, drove the improvement. Cash and short term investments at the end of the quarter stood at $202 million, up from $186 million at the end of the first quarter of 2005.

Conference Call

A conference call will be held today, May 4, at 5:00 pm Eastern time (2:00 pm Pacific time) to provide further discussion of the results for the first quarter of 2006. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through April 30, 2007. To participate in the call, please dial (706) 634-0183.

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE: LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary, and science. In addition, the company has created more than 35 stand-alone educational products for children from birth to 18 years. LeapFrog’s award-winning U.S. Consumer products are available in six languages at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse™ curriculum programs are currently in more than 100,000 classrooms across the U.S. with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse™ products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine, and the Teacher’s Choice Award from Learning magazine.

LEAPFROG, the LeapFrog Logo, LEAPFROG SCHOOLHOUSE, LEAPPAD, LEAPSTER TV, LITTLE LEAPS, FLY, LEAPSTER and LEAPSTER L-MAX are trademarks or registered trademarks of LeapFrog Enterprises, Inc. © 2006 LeapFrog Enterprises, Inc. All rights reserved.

###

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding long-term sales and profit growth, expected levels of research and development spending, and anticipated product launches. These forward-looking statements involve risks and uncertainties, including the company’s ability to develop and launch new products on time and at anticipated margin and profit levels, the company’s ability to develop and market products that are accepted by consumers, schools and retailers at sales and profit levels to justify the development investment, and the company’s ability to achieve cost reductions and implement business process and system efficiencies on a timely basis. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2005 annual report on Form 10-K filed on March 7, 2006, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Investor Contact:	Media Contact:
Eileen VanEss	Cherie Stewart
(510) 420-5361	(510) 596-3343
evaness@leapfrog.com	cstewart@leapfrog.com

###

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31		December 31
	2006	2005	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$97,624	$35,343	$48,422
Short term investments	104,650	150,794	23,650
Restricted cash	—	—	150
Accounts receivable, net of allowances of $1,601, $2,353, and $1,328 at March 31, 2006 and 2005 and December 31, 2005, respectively	50,257	69,305	257,747
Inventories, net	163,733	129,289	169,072
Prepaid expenses and other current assets	16,403	13,715	21,319
Deferred income taxes	11,141	34,153	10,715

Total current assets	443,808	432,599	531,075
Property and equipment, net	23,253	22,915	23,817
Deferred income taxes	19,295	7,087	16,588
Intangible assets, net	27,153	29,024	27,574
Other assets	9,844	3,979	6,775

Total assets	$523,353	$495,604	$605,829

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,532	$32,169	$74,329
Accrued liabilities	33,658	36,278	43,811
Deferred revenue	413	332	414
Income taxes payable	375	6,811	1,781

Total current liabilities	56,978	75,590	120,335
Deferred rent and other long term liabilities	19,714	1,212	19,171
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 34,862; 33,962 and 34,853 at March 31, 2006 and 2005 and December 31, 2005, respectively.	3	3	3
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding: 27,614 at March 31, 2006 and 2005 and December 31, 2005, respectively.	3	3	3
Treasury Stock	(185)	—	(148)
Additional paid-in capital	336,462	323,218	342,595
Deferred compensation	—	(1,899)	(9,855)
Accumulated other comprehensive income	1,174	2,056	925
Retained earnings	109,204	95,421	132,800

Total stockholders’ equity	446,661	418,802	466,323

Total liabilities and stockholders’ equity	$523,353	$495,604	$605,829

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31
	2006	2005
Net sales	$66,548	$71,859
Cost of sales	41,759	44,087

Gross profit	24,789	27,772
Operating expenses:
Selling, general and administrative	32,851	33,209
Research and development	12,440	14,739
Advertising	6,158	6,493
Depreciation and amortization	2,529	2,430

Total operating expenses	53,978	56,871

Loss from operations	(29,189)	(29,099)
Interest expense	(98)	(4)
Interest income	1,376	853
Other income (expense), net	462	55

Loss before benefit for income taxes	(27,449)	(28,195)
Benefit for income taxes	3,853	8,316

Net loss	$(23,596)	$(19,879)

Net loss per common share:
Basic	$(0.38)	$(0.32)
Diluted	$(0.38)	$(0.32)
Shares used in calculating net loss per common share:
Basic and Diluted	62,469	61,187

Segment Reporting

The Company’s reportable segments include U.S. Consumer, International and Education and Training.

	Three Months Ended March 31		% Change
	2006	2005
Segment Net Sales
U.S. Consumer	46,800	44,260	6%
International	12,041	17,533	(31%)
Education and Training	7,707	10,066	(24%)

Total Company Net Sales	$66,548	$71,859	(7%)

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31
	2006	2005
Net loss	$(23,596)	$(19,879)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	4,699	3,833
Amortization	421	472
Unrealized foreign currency loss	894	3,538
Loss (Gain) on disposal of property and equipment	(393)	74
Provision for doubtful accounts	(344)	(124)
Deferred income taxes	(3,134)	(9,612)
Deferred rent and deferred revenue	542	(118)
Stock-based compensation related to employees	2,364	—
Tax benefit from exercise of stock options	—	1,034
Other changes in operating assets and liabilities:
Accounts receivable	207,833	158,059
Inventories	5,339	1,545
Prepaid expenses and other current assets	4,916	(407)
Other assets	(3,070)	—
Accounts payable	(51,797)	(30,515)
Accrued and other liabilities	(10,150)	(17,454)
Income taxes payable	(1,406)	(143)
Other	12	289

Net cash provided by operating activities	133,130	90,592

Investing activities:
Purchases of property and equipment	(3,742)	(2,023)
Purchases of short-term investments	(179,673)	(190,665)
Sale of short-term investments	98,823	76,483

Net cash used in investing activities	(84,592)	(116,205)

Financing activities:
Cash used to purchase treasury stock	(37)	—
Proceeds from the exercise of stock options and employee stock purchase plan	1,346	3,201

Net cash provided by financing activities	1,309	3,201

Effect of exchange rate changes on cash	(645)	(2,804)

(Decrease) Increase in cash and cash equivalents	49,202	(25,216)
Cash and cash equivalents at beginning of period	48,422	60,559

Cash and cash equivalents at end of period	$97,624	$35,343

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for income taxes, net of refunds	$788	$376
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Issuance of restricted stock to employees	$—	$289